Exhibit 10.1

USD 30,000,000 LOAN AGREEMENT

between

Joh. Berenberg, Gossler & Co. KG

(as Lender)

Rezolve AI Limited

(as Borrower)

23 January 2025

CONTENTS

1
DEFINITIONS AND INTERPRETATION 1
2
LOAN FACILITY 1
3
PURPOSE 2
4
CONDITIONS FOR UTILIZATION 2
5
FEES 3
6
INTEREST 3
7
REPAYMENT 3
8
PREPAYMENT 4
9
PAYMENT MECHANICS 5
10
REPRESENTATIONS 6
11
INFORMATION UNDERTAKINGS 8
12
GENERAL UNDERTAKINGS 9
13
EVENTS OF DEFAULT 11
14
GENERAL TERMS AND CONDITIONS 15
15
MISCELLANEOUS 15
16
GOVERNING LAW AND JURISDICTION 18

LOAN AGREEMENT

This loan agreement (Loan Agreement) is entered into on 23 January 2025 by and between:

(1)
Joh. Berenberg, Gossler & Co. KG, a financial institution established under the laws of the Federal Republic of Germany, with registered office at Neuer Jungfernstieg 20 20354 Hamburg,

Germany (the Lender); and

(2)
Rezolve AI Limited, a company incorporated in England and Wales with registered company number 14573691 and with registered office at 5 New Street Square, London, United Kingdom, EC4A 3TW (the Borrower).

1
DEFINITIONS AND INTERPRETATION

1.1
Unless the context otherwise requires, capitalized terms shall have the meaning given thereto in the relevant provisions of this Loan Agreement or Annex 1 (Definitions).

1.2
A reference to a provision of law is a reference to that provision as amended or re-enacted from time to time.

1.3
Unless a contrary indication appears, any reference in this Loan Agreement to:

1 . 3 . 1 “promptly” means “unverzüglich”; and

1 . 3 . 2 “written” or “in writing” means in textform (Textform) and shall include email and pdf:

1.4
A Default or an Event of Default is "continuing" if it has not been remedied or waived.

1.5
Nothing in this Agreement shall be construed so as to exclude the liability of any person for its own wilful misconduct (Vorsatz).

2
LOAN FACILITY

2.1
Facility

Subject to the terms and conditions of this Loan Agreement, the Lender makes available to the Borrower a senior term-loan facility in the amount of USD 30,000,000 (thirty million US Dollars) (the Facility).

2.2
Utilization Request

2 . 2 . 1 The Borrower may utilize the Facility in full but not in part by delivery to the Lender of a Utilization Request, duly completed and signed by the Borrower, no later than 10

a.m. CET three (3) Business Days before the desired Utilization Date.

2 . 2 . 2 The Utilization Date must be a Business Day within the Availability Period.

2 . 2 . 3 The Borrower may only issue a Utilization Request, and the Lender will only be obliged to comply with a Utilization Request, if all of the conditions set out in Clause 4

(Conditions for utilization) have been satisfied or waived by the Lender.

2.3
Disbursement of Loan

Following the delivery of the Utilization Request in accordance with Clause 2.2 (Utilization Request), the Lender shall disburse the Loan on the Utilization Date specified in the Utilization Request by remittance to the bank account in the name of the Borrower specified in the Utilization Request.

2.4
Availability Period

2 . 4 . 1

The Facility shall be available for draw-down in accordance with Clause 2.2 (Utilization Request) as from the date of this Loan Agreement until (and including) the date falling 4 weeks after the date of this Agreement (the Availability Period).

2 . 4 . 2

If on the last day of the Availability Period not all of the Conditions Precedent have been satisfied and/or waived in accordance with Clause 4 (Conditions for utilization), or the Facility has not been utilized, the Facility will be terminated and cancelled without any further action or notice by the Lender being required.

3	PURPOSE
	3 . 1 . 1	The Borrower shall apply the amounts borrowed by it under the Facility (the Loan) for acquisitions of companies and businesses as well as general corporate purposes of the Borrower.
	3 . 1 . 2	The Lender shall not be bound to monitor or verify the application of any amount borrowed pursuant to this Loan Agreement.

4
CONDITIONS FOR UTILIZATION

4.1
Conditions precedent

The Lender shall be under no obligation to disburse the Loan, unless each of the following conditions shall have been satisfied:

4 . 1 . 1 the Lender shall have received all documents and other evidence listed in Annex 3 (Conditions Precedent), in each case in form and substance satisfactory to the Lender; and

4 . 1 . 2 no Default has occurred which is continuing or would occur as a result of the disbursement of the Loan to the Borrower.

4.2
Waiver of Conditions Precedent

The provisions of this Clause 4 and the Conditions Precedent are for the benefit of the Lender only. The Lender is authorized, but not obliged, to suspend or waive the satisfaction of one or more Conditions Precedent in writing, in each case subject to such (further) conditions as the Lender may determine in its sole discretion.

5
FEES

5.1
Arrangement fee

5 . 1 . 1 The Borrower has considered fee and interest structuring options (including the payment of interest over the lifetime of the Facility instead of the arrangement fee provided for in the following) as a consideration for the structuring of the Facility. In this respect, the Company has in its own discretion decided to choose the following arrangement fee structure.

5 . 1 . 2 The Borrower shall pay to the Lender an arrangement fee in the amount equal to 10% of the amount of the Facility, i.e. USD 3,000,000 (three million US Dollars) (the Arrangement Fee). The Arrangement Fee shall be due and payable at the earlier of

(i) the Utilization Date of the Loan and (ii) the first Business Day following the last day of the Availability Period. In case of (i), the Arrangement Fee shall be deducted by the Lender from the Loan amount to be disbursement under the Facility. The Borrower hereby authorizes and instructs the Lender to make such deduction.

5 . 1 . 3 Subject to Clause 8.2 (Voluntary prepayment incentive) below, the Arrangement Fee shall be non-refundable and non-returnable.

5.2
[intentionally left blank]

6
INTEREST

The Loan shall bear no interest.

7
REPAYMENT

7.1
Repayment Instalments

7 . 1 . 1 Subject to Clause 7.1.2 and 8.2 (Voluntary prepayment incentive), the Borrower shall repay the Loan in five (5) monthly instalments of USD 6,000,000 (six million US Dollars) per instalment (each a Repayment Instalment). The first Repayment Instalment shall be due on 15 August 2025 and each subsequent Repayment Instalment shall be due on the 15th of each calendar month following August 2025.

7 . 1 . 2 If the Borrower defaults to make any repayment of the Loan on its due date the then outstanding amount of the Loan will automatically increase by 5% (the Increase Amount) on the due date of the relevant repayment. The Increase Amount shall be added to each Repayment Instalment outstanding at such time on a pro para basis; such increase mechanism shall not limit any other rights and remedies of the Lender in case of a payment default of the Borrower under this Loan Agreement.

7 . 1 . 3 The Borrower agrees that all proceeds it receives under or in connection with the SEPA shall be used for the repayment of the Loan in accordance with this Clause 7. For the avoidance of doubt, the Borrower may also repay the Loan with available funds from other sources.

7.2
Final repayment date

Without prejudice to the provisions of Clause 7.1 (Repayment Instalments), the Borrower shall repay all amounts outstanding under the Loan together with any fees or other amounts owed under or in connection with this Loan Agreement on 15 December 2025.

8
PREPAYMENT

8.1
Voluntary prepayment

The Borrower may voluntarily prepay the Loan in whole or in part, provided that each of the following conditions is met:

8 . 1 . 1 the Borrower shall have delivered to the Lender, no later than five (5) Business Days in advance, a written notice of prepayment, duly executed by the Borrower, specifying the amount to be prepaid and the date on which the prepayment will be made; and

8 . 1 . 2 if made in part, the prepayment is for a minimum amount of USD 3,000,000 and, if higher, an integral multiple of USD 100,000.

Any prepayment notice delivered in accordance with Clause 8.1.1 shall be irrevocable and shall constitute an unconditional obligation of the Borrower to prepay the Loan in accordance with such prepayment notice and this Clause 8.1.

8.2
Voluntary prepayment incentive

8 . 2 . 1 In case the Borrower makes any voluntary prepayment in accordance with Clause 8.1 (Voluntary prepayment) before any date set out below, the Arrangement Fee calculated by reference to the amount voluntarily prepaid shall reduce by the following percentage:

a)
prior to 15 March 2025: 3.0%, i.e. Arrangement Fee reduction to 7.0%;

b)
from 15 March 2025 and prior to 15 May 2025: 2.0%, i.e. Arrangement Fee reduction to 8.0%; and

c)
from 15 May 2025 and prior to 15 August 2025: 1.00%, i.e. Arrangement Fee reduction to 9.0%.

8 . 2 . 2 The amount by which the Arrangement Fee is reduced in accordance with Clause

8.2.1
above shall be deducted on a pro rata basis from each Repayment Instalment which is still outstanding at the time of the relevant reduction. In case of a repayment of the Loan in full or if the outstanding Repayment Instalments to be reduced in accordance with the foregoing are less than the reduction amount, the Lender shall repay to the Borrower the corresponding reduction amount determined in accordance with the foregoing.

8.3
Mandatory prepayment

The Borrower shall prepay the Loan in full promptly on written request by the Lender and the

Lender shall be under no obligation to disburse the Loan if:

8 . 3 . 1 it becomes unlawful for the Lender to perform any of its obligations under this Loan Agreement or to fund the Facility;

8 . 3 . 2 a Change of Control occurs; or

8 . 3 . 3 all or a substantial part of the assets (irrespective of whether such assets form part of the respective balance sheet) of the Borrower or its Subsidiaries are sold or otherwise disposed of whether in a single transaction or a series of related transactions.

8.4
Order of application

Any amount prepaid in accordance with this Clause 8 (Prepayment) shall be applied in repayment of the Loan pro rata to each Repayment Instalment.

8.5
No re-borrowing of prepayments

Any amount repaid or prepaid in accordance with Clause 7 (Repayment) or this Clause 8 (Prepayment) may not be re-borrowed.

9
PAYMENT MECHANICS

9.1
General

All amounts payable by the Borrower under or in connection with this Loan Agreement:

9 . 1 . 1 shall be paid in USD and in immediately available, freely transferable cleared funds to such bank account(s) of the Lender notifies to the Borrower in writing;

9 . 1 . 2 shall be paid without (and free and clear of any deduction for) set-off or counter-claim; and

9 . 1 . 3 are exclusive of any value added tax or similar charge (VAT). If VAT is chargeable, the Borrower shall also and at the same time pay to the Lender of the relevant payment an amount equal to the amount of the VAT.

The Borrower waives any right it may have in any jurisdiction to pay any amount under this Loan Agreement in a currency or currency unit other than that in which it is expressed to be payable.

9.2
Tax gross-up and indemnity

9 . 2 . 1 The Borrower shall make all payments to be made by it under or in connection with this Loan Agreement without any deduction or withholding for or on account of tax (Tax Deduction), unless a Tax Deduction is required by law.

9 . 2 . 2 The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly.

9 . 2 . 3 If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

9 . 2 . 4 The Borrower shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of tax by the Lender in respect of this Loan Agreement.

9.3
Business Days

Any payment under or in connection with this Loan Agreement which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

10
REPRESENTATIONS

The Borrower makes the following representations and warranties to the Lender in respect of it and, where applicable, its Subsidiaries on the date of this Loan Agreement and the date of the Utilization Request. Each representation made after the date of this Loan Agreement shall be deemed to be made by reference to the facts and circumstances then existing at the date the representation or warranty is deemed to be made.

1
0 . 1 Status

1 0 . 1 . 1 It is a limited liability company, duly incorporated and validly existing under the law of its jurisdiction or incorporation.

1 0 . 1 . 2 It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

1 0 . 2 Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents do not and will not conflict with (i) subject to the Legal Reservations any law or regulation applicable to it, (ii) its constitutional documents or (iii) any agreement or instrument binding upon it or any of its Subsidiaries (including, without limitation, the SEPA) in any material respect or any of its or any of its Subsidiaries assets (in relation to (iii) in any material respect) or constitute a default or termination event (however described) under any such agreement or instrument.

1 0 . 3 Power, authority and authorizations

1 0 . 3 . 1 It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

1 0 . 3 . 2 All Authorizations required to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents have been obtained or effected and are in full force and effect.

1 0 . 4 No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

1 0 . 5 Governing law

Subject to the Legal Reservations, the choice of governing law of the Finance Documents will be recognized and enforced in its jurisdiction or incorporation as well as the jurisdictions where it conducts its business.

1 0 . 6 No default

1 0 . 6 . 1 On the date of this Agreement and the date of the Utilization Request, no Default is continuing.

1 0 . 6 . 2 There has been no material adverse change in the business or financial condition of the Borrower or the Group since 31 December 2023.

1 0 . 7 No misleading information

All written factual information (including any information provided electronically) provided by or on behalf of the Borrower to the Lender was true, complete and accurate in all material respects as at the date it was provided and is not misleading or incomplete in any material respect.

1 0 . 8 No breach of laws

It has not (and none of its Subsidiaries has) breached any law or regulation in any material respect.

1 0 . 9 SEPA

1 0 . 9 . 1 All representations made by it under the SEPA are true and correct in all material respects as at each date given under the SEPA (such materiality test not to apply if the relevant representation in the SEPA already provides for a similar test).

1 0 . 9 . 2 The convertible promissory notes set forth in the SEPA have been fully and finally discharged (including any interest and other amounts accrued in relation thereto) and no other promissory notes are outstanding under the SEPA.

1 0 . 9 . 3 Subject to the NY Law Legal Reservations the SEPA is valid, binding and enforceable in accordance with its terms, in full force and effect and has not been amended or terminated.

1 0 . 9 . 4 The Effective Date (as defined in the SEPA) has occurred on 26 August 2024 and each of the conditions precedent provided for in Annex II of the SEPA has been fulfilled.

1 0 . 9 . 5 The Borrower has not disposed of any of its rights and claims under the SEPA.

11 INFORMATION UNDERTAKINGS

The information undertakings set out in this Clause 11 apply from the date of this Loan Agreement until the day on which all obligations of the Borrower have been paid and satisfied in full.

1 1 . 1 Financial information

The Borrower shall supply to the Lender copies of any of the financial information filed by the Borrower under the rules of the Principal Market (as defined in the SEPA) at which the Borrower is listed promptly after such filing is made by the Borrower under the applicable rules of the relevant Principal Market.

1 1 . 2 Notification of default

1 1 . 2 . 1 The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

1 1 . 2 . 2 Promptly upon a written request by the Lender, the Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

1 1 . 3 Information miscellaneous

The Borrower shall inform / provide to the Lender:

1 1 . 3 . 1 promptly copies of all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

1 1 . 3 . 2 promptly upon becoming aware of any advance notice being issued under the SEPA and any payments received by the Borrower under the SEPA;

1 1 . 3 . 3 promptly upon becoming aware of any non-compliance of the Investor with any of its obligations under the SEPA;

1 1 . 3 . 4 promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against it or in relation to the SEPA and which, if adversely determined, are reasonably likely to have a Material Adverse Effect; and

1 1 . 3 . 5 promptly on written request by the Lender, any information required by the Lender to comply with regulatory requirements or binding internal policies of the Lender.

1 1 . 4 "Know your customer" checks

The Borrower shall promptly upon the written request of the Lender supply such documentation and other evidence as is reasonably requested by the Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations.

12 GENERAL UNDERTAKINGS

The undertakings set out in this Clause 12 apply from the date of this Loan Agreement until the day on which all obligations of the Borrower have been paid and satisfied in full.

1 2 . 1 Compliance with laws

The Borrower shall (and the Borrower shall ensure that each member of the Group will) comply in all material respects with all laws to which it is subject.

1 2 . 2 Corporate reconstruction

The Borrower shall not (and the Borrower shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.

1 2 . 3 No Delisting

The Borrower shall ensure that it is listed at all times at a Principal Market (as defined in the SEPA).

1 2 . 4 Pari passu ranking

The Borrower shall ensure that at all times the claims of the Lender against it under the Finance Documents rank (subject to the Legal Reservations) at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

1 2 . 5 SEPA

For the purpose of this Clause 12.5, capitalized terms used but not defined herein shall have the meanings ascribed to them in the SEPA.

1 2 . 5 . 1 The Borrower shall comply with and duly perform in any material respect all its obligations under the SEPA, in particular under Clause 8 of the SEPA.

1 2 . 5 . 2 The Borrower shall take all reasonable and practical steps reasonably necessary to preserve and enforce its rights and pursue any claims and remedies arising under the SEPA.

1 2 . 5 . 3 The Borrower shall not amend (provided that it may increase the Commitment Amount thereunder (as defined therein)) or terminate the SEPA (in each case without the prior written consent of the Lender (in relation to an amendment of the SEPA such consent not to be unreasonably withheld or delayed)) and shall take all steps required to ensure (subject to the NY Law Legal Reservations) the validity and enforceability of the SEPA.

1 2 . 5 . 4 The Borrower shall not dispose of any of its rights under the SEPA.

1 2 . 5 . 5 The Borrower shall ensure that all conditions precedent set forth in Annex II to the SEPA have been satisfied in a manner allowing the making of an Advance at any time (or waived, as the case may be) in respect of at least 48,534,860 Common Shares, including but not limited to (i) the maintenance of an effective Registration Statement for such number of Common Shares, and (ii) the Common Shares and all Shares issuable pursuant to any such Advance Notice being listed or quoted for trading on the Principal Market.

1 2 . 5 . 6 The Borrower shall file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend its reporting and filing obligations under the Exchange Act.

1 2 . 5 . 7 The Borrower shall not enter into any agreement prohibiting, restricting or limiting the issuance by it or any of its Subsidiaries of Common Shares, including but not limited to any issuances and sales of Common Shares to the Investor under the SEPA.

1 2 . 6 Negative pledge

The Borrower shall not (and the Borrower shall ensure that no other member of the Group will) create or permit to subsist any security over any of its assets other than any Permitted Security.

1 2 . 7 Disposals

Except in the ordinary course of its business or otherwise agreed with the Lender, the Borrower shall not (and the Borrower shall ensure that no other member of the Group will) sell, lease, transfer or otherwise dispose of any of its assets.

1 2 . 8 No loans, guarantees or indemnities

The Borrower shall not (and the Borrower shall ensure that no other member of the Group will): 1 2 . 8 . 1 incur or allow to remain outstanding any guarantee in respect of any obligation of any person; or

1 2 . 8 . 2 grant any loan or otherwise be a creditor in respect of any Financial Indebtedness.

1 2 . 9 Financial Indebtedness

1 2 . 9 . 1 Except under this Loan Agreement, the Borrower shall not (and the Borrower shall ensure that no other member of the Group will) incur or allow to remain outstanding any Financial Indebtedness (including any promissory notes under the SEPA) other than Permitted Financial Indebtedness.

1 2 . 9 . 2 The Borrower shall not repay or prepay any Permitted Financial Indebtedness, unless all amounts outstanding under or in connection with this Loan Agreement have been repaid or prepaid in full or are repaid or prepaid in full at the same time.

1 2 . 1 0 Arm's length basis

The Borrower shall not (and the Borrower shall ensure that no other member of the Group will) enter into any transaction with any person except on arm's length terms and for full market value.

1 2 . 1 1 Distributions

The Borrower shall not (and the Borrower shall ensure that no other member of the Group will) (i) declare, make or pay any distributions out of its profits, reserves or equity, whether in cash or in kind other than to the Borrower, (ii) redeem, repurchase or cancel any of its share capital (other than the redemption of deferred shares by the Company), (iii) pay any management, advisory or other fee to or to the order of a direct or indirect shareholder save to such a shareholder in his capacity as an employee, consultant or director pursuant to the terms of any service agreement, incentive plan or other remuneration agreement which, in each case, is entered into on arm’s length terms or (iv) repay any shareholder loans, provided that any distributions, payments or similar transactions permitted under (i) through (iv) may not exceed an aggregate amount of USD 5,000,000 over the life of the Facility.

1 2 . 1 2 Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower and the Group as a whole from that carried on at the date of this Agreement.

1 2 . 1 3 Further assurance

The Borrower shall promptly do all such acts or execute all such documents (including, without limitation, any filings, notices and instructions) as the Lender may reasonably specify for the exercise of any rights, powers and remedies of the Lender provided by or pursuant to the Finance Documents or by law, including, without limitation, making an Advance (as defined in the SEPA) consistent with Clause 7 (Repayment).

13 EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 13 is an Event of Default (save for Clause 13.14 (Acceleration)).

1 3 . 1 Non-payment

The Borrower does not pay on the due date any amount payable pursuant to this Loan Agreement at the place and in the currency in which it is expressed to be payable, unless its failure to pay is caused by administrative or technical error and payment is made within three (3) Business Days of its due date.

1 3 . 2 Misrepresentation

Any representation or statement made or deemed to be made by or on behalf of the Borrower in any of the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document or any Advance Notice under the SEPA is or proves to have been incorrect or misleading in any material respect when made.

1 3 . 3 Non-compliance with obligations

The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 13.1 (Non-payment). No Event of Default under this Clause 13.3 will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the earlier of (i) the Lender giving written notice to the Borrower and (ii) the Borrower becoming aware of the failure to comply.

1 3 . 4 Cross default

1 3 . 4 . 1 Any Financial Indebtedness of the Borrower or any other member of the Group is not paid when due nor within any originally applicable grace period.

1 3 . 4 . 2 Any Financial Indebtedness of the Borrower or any other member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

1 3 . 4 . 3 Any commitment for any Financial Indebtedness of the Borrower or any other member of the Group is cancelled or suspended by a creditor of the Borrower as a result of an event of default (however described).

1 3 . 4 . 4 Any creditor of the Borrower or any other member of the Group becomes entitled to declare any Financial Indebtedness of the Borrower due and payable prior to its specified maturity as a result of an event of default (however described).

1 3 . 4 . 5 No Event of Default will occur under this Clause 13.4 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within the previous paragraphs is less than USD 1,000,000 (or its equivalent in any other currency).

1 3 . 5 Insolvency

1 3 . 5 . 1 The Borrower, any other member of the Group or the Investor (i) is unable or admits inability to pay its debts as they fall due, (ii) suspends making payments on any of its debts, (iii) is or is declared insolvent under the laws of any relevant jurisdiction or (iv) by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Lender in its capacity as such) with a view to rescheduling any of its indebtedness.

1 3 . 5 . 2 A moratorium is declared in respect of any indebtedness of the Borrower (other than indebtedness owing to the Lender), any other member of the Group or the Investor.

1 3 . 6 Insolvency proceedings

Any corporate action, legal proceedings or formal step is taken in relation to:

1 3 . 6 . 1 the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower, any other member of the Group or the Investor;

1 3 . 6 . 2 a composition, compromise, assignment or arrangement with any creditor of the Borrower, any other member of the Group or the Investor (other than the Lender) for reasons of actual or anticipated financial difficulties;

1 3 . 6 . 3 the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower, any other member of the Group the Investor or any of its / the Investor’s assets; or

1 3 . 6 . 4 enforcement of any security over any material part of the assets of the Borrower or any other member of the Group,

or any analogous procedure or step is taken in any jurisdiction. No Event of Default shall occur under this Clause 13.6 if any winding-up petition or legal proceeding is frivolous or vexatious and, in each case, is discharged, stayed or dismissed within fifteen (15) Business Days of commencement or being taken.

1 3 . 7 Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any material asset or assets of the Borrower or any other member of the Group.

1 3 . 8 Unlawfulness

1 3 . 8 . 1 It is or becomes unlawful (including as a result of any administrative or court order) for any party to a Transaction Document (other than the Lender) to perform any of its payment or other material obligations under any of the Transaction Documents.

1 3 . 8 . 2 Any obligation or obligations of any party (other than the Lender) under any Transaction Documents are not or cease to be legal, valid, binding or enforceable e (subject to the Legal Reservations and in respect of the SEPA, the NY Law Legal Reservations) and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under the Finance Documents.

1 3 . 8 . 3 Any Transaction Document (in relation to the SEPA subject to the NY Law Legal Reservations) ceases to be in full force and effect or to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than the Lender) to be ineffective (in each case, subject to the Legal Reservations and in respect of the SEPA, subject to the NY Law Legal Reservations).

1 3 . 9 SEPA

1 3 . 9 . 1 The SEPA is amended (provided that it may increase the Commitment Amount thereunder (as defined therein)) or terminated (in each case without the prior written consent of the Lender (in relation to an amendment of the SEPA such consent not to be unreasonably withheld or delayed)) or otherwise ceases to be in full force and effect.

1 3 . 9 . 2 The Borrower or the Investor does not comply in any material respect with any of its obligations under the SEPA (such materiality test no to apply if the relevant undertaking in the SEPA already provides for a similar test).

1 3 . 9 . 3 The Borrower has received any written notice threatening the continued quotation of the Common Shares on the Principal Market (each as defined in the SEPA), provided that no Event of Default under this Clause 13.9.3 will occur if the relevant notice is withdrawn or the Investor has waived any consequences resulting from such notice under the SEPA, in each case, within fifteen (15) Business Days from receipt of the relevant notice by the Borrower.

1 3 . 1 0 Litigation

Any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency are started or threatened, or any judgment or order of a court, arbitral body or agency is made, in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against the Borrower, any of its Subsidiaries or its or its Subsidiaries’ assets which have, or has, or are, or is, reasonably likely to have a Material Adverse Effect or which materially and adversely affects any of the transactions contemplated by the SEPA.

1 3 . 1 1 Audit qualification

The Borrower's auditors qualify the audited annual consolidated financial statements of the Borrower.

1 3 . 1 2 Material Adverse Effect

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect

1 3 . 1 3 General Terms and Conditions

Any event or circumstance occurs which entitles the Lender to take any of the action set out in clause 13.14 (Acceleration).

1 3 . 1 4 Acceleration

1 3 . 1 4 . 1 On and at any time after the occurrence of an Event of Default which is continuing, the Lender may by written notice to the Borrower declare that all or part of the Loan, together with all other amounts accrued or outstanding under this Loan Agreement be immediately due and payable, whereupon they shall become immediately due and payable.

1 3 . 1 4 . 2 The Lender shall be further entitled to exercise any statutory rights and remedies it may have.

14 GENERAL TERMS AND CONDITIONS

Save to the extent otherwise agreed in this Loan Agreement, the General terms and Conditions apply to this Loan Agreement. In case of a conflict between the terms of this Loan Agreement and the General Terms and Conditions, the terms of this Loan Agreement shall prevail.

15 TRANSFERS AND ASSIGNMENTS

1 5 . 1 No assignment or pledge by Borrower

The rights and obligations of the Borrower under and pursuant to this Loan Agreement are not capable of being assigned (abgetreten) or pledged (verpfändet).

1 5 . 2 Transfer and assignment by Lender

1 5 . 2 . 1 The Lender (Existing Lender) is authorised to assign and transfer its rights and/or obligations under or pursuant to this Loan Agreement to one or more third parties (each such party being a New Lender) (including, without limitation, any entity which is engaged in or established for the purpose of investing in loans or other financial assets), including by way of assumption of contract (Vertragsübernahme) or assignment (Abtretung).

1 5 . 2 . 2 Unless an assumption of contract (Vertragsübernahme) or assignment (Abtretung) is made at a time when an Event of Default has occurred and is continuing, an assumption of contract (Vertragsübernahme) or assignment (Abtretung) may only be made with the prior written consent of the Borrower (such consent not to be withheld or delayed unreasonably and deemed to be given 10 Business Days from the date on which the Existing Lender has requested the Borrower to give its consent). .

1 5 . 2 . 3 An assignment and transfer by assumption of contract (Vertragsübernahme) or an assignment shall be effected by a corresponding agreement between the existing Lender and the new lender. No further action by the Borrower shall be required in this respect and Borrower herewith gives its irrevocable consent (Zustimmung) to any such assumption of contract or assignment made in accordance with the terms of this Clause 15.2.

1 5 . 2 . 4 The New Lender shall only be entitled to receive payment under Clause 9.2 (Tax gross-up and indemnity) to the same extent as the Existing Lender would have been if the assignment and/or transfer had not occurred.

16 SET-OFF

The Lender may set off any matured obligation due from the Borrower under the Finance

Documents against any satisfiable (erfüllbar) obligation (within the meaning of section 387 Civil Code (Bürgerliches Gesetzbuch)) owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

17 MISCELLANEOUS

1 7 . 1 Costs and expenses

1 7 . 1 . 1 The Borrower shall promptly on written demand pay to the Lender the amount of all costs and expenses reasonably incurred by the Lender (which in the case of legal fees, means documented costs reasonably incurred by an external law firm) in connection with the negotiation, preparation and execution of this Loans Agreement and any other documents referred to in this Loan Agreement up to an amount of USD 25,000 (net) (or the equivalent in any other currency).

1 7 . 1 . 2 The Borrower shall promptly on written demand, pay to the Lender the amount of all costs and expenses (including legal fees incurred by an external law firm) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, this Loan Agreement or any other document referred to in this Loan Agreement.

1 7 . 2 Indemnities

The Borrower shall promptly on written demand indemnify the Lender against any cost, loss or liability incurred by it as a result of (i) the occurrence of any Default, (ii) a failure by the Borrower to pay any amount due under this Loan Agreement on its due date, or (iii) funding, or making arrangements to fund the Loan requested by the Borrower in a Utilization Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone).

1 7 . 3 Communication in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing to the addresses stated on the signature page(s) of this Loan Agreement (or, in case of the Borrower, its process agent) and, unless stated otherwise, may be made by letter or (unencrypted) email.

1 7 . 4 Accounts

In any litigation or arbitration proceedings arising out of or in connection with this Loan Agreement, the entries made in the accounts maintained by the Lender are prima facie evidence (Beweis des ersten Anscheins) of the matters to which they relate.

1 7 . 5 Confidentiality

The Lender may disclose:

1 7 . 5 . 1 to any of its officers, directors, employees, professional advisers, auditors, partners and representatives such documents and related information in connection with the Transaction Documents (the Relevant Information) as the Lender shall consider appropriate; and

1 7 . 5 . 2 any Relevant Information to any person:

a)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under this Loan Agreement;

b)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, this Loan Agreement;

c)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation; or

d)
to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes.

1 7 . 6 Partial invalidity

If and to the extent one or more provisions of this Loan Agreement or the General Terms and Conditions are invalid or this Loan Agreement or the General Terms and Conditions are incomplete, such invalidity or incompleteness shall not affect the remainder of this Loan Agreement or the General Terms and Conditions. Such invalid or incomplete provisions shall be substituted or replaced by a valid and binding provisions the Parties would have agreed to given the substance, nature and economic purpose of this Loan Agreement or the General Terms and Conditions had they know about the invalidity or incompleteness.

1 7 . 7 No implied waivers

Any failure by the Lender to exercise any of its rights and remedies does not and may not be deemed to constitute or operate as a waiver (Verzicht) or forfeiture (Verwirkung) of such right or remedy.

1 7 . 8 Execution

Each Finance Document may be executed in any number of counterparts through the exchange of signed signature page(s), in accordance with clause 15 (Notices) of the General Terms and Conditions and this has the same effect as if the original signatures were on a single copy of the relevant Finance Document. If the exchange of the signed signature page(s) occurs in PDF format, Parties are obliged to exchange the originals of the signed signature page(s) as soon as practically possible.

18 GOVERNING LAW AND JURISDICTION

1 8 . 1 Governing law

This Loan Agreement and any non-contractual obligations arising out of or in connection with it are governed by the laws of Germany.

1 8 . 2 Competent court

Parties agree that the competent court in Hamburg shall have exclusive jurisdiction to hear and determine any disputes arising out of or in connection with this Loan Agreement.

[remainder of the page intentionally left blank]

Annex 1 Definitions

Business Day: each day (other than a Saturday or Sunday) on which banks are open for general business in Hamburg, London and New York.

Change of Control: means:

(a)
the aggregate number of votes attaching to all shares in the Borrower held by Mr. Daniel Maurice Wagner and/or in which he is interested or of which he is Beneficial Owner (as defined in the articles of association of the Borrower) ceases to be equal to more than 50% of the votes attaching to all shares in the capital of the Borrower; or

(b)
Mr. Daniel Maurice Wagner ceases to hold beneficially more than 10% of the issued share capital of the Borrower.

Conditions Precedent: each of the conditions set out in Clause 4.1 (Conditions Precedent) and Annex 3 (Conditions Precedent) of the Loan Agreement.

Default: means an Event of Default or any event or circumstance specified in Clause 13 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

Event of Default: each of the events or circumstances specified in Clause 13 (Events of Default).

Finance Documents: this Loan Agreement, the Utilization Request and the Side Letter.

Financial Indebtedness:

(a)
moneys borrowed;

(b)
any amount raised pursuant to any note purchase facility or the issue of bonds, notes, commercial papers, debentures, loan stock or any similar instrument;

(c)
receivables sold or discounted (other than any receivables to the extent they are sold on a non- recourse basis);

(d)
any amount raised under any other transaction (including any advance or deferred purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing or otherwise being classified as borrowings under the applicable accounting principles;

(e)
any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(f)
the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (e) above.

General Terms and Conditions: the General Terms and Conditions (Allgemeine Geschäftsbedingungen) of the Lender as attached to this Loan Agreement.

Group: the Borrower and its Subsidiaries from time to time. Investor: YA II PN, Limited, a Cayman Island exempted company. Legal Reservations:

(a)
the principle that certain remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, administration, moratoria and other laws generally affecting the rights of creditors (including secured creditors);

(b)
the time barring of claims under applicable limitation laws the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)
similar principles, rights and defences under the laws of any relevant jurisdiction; and

(d)
any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinions provided to the Lender in connection with this Agreement.

NY Law Legal Reservations: the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights or as to the effect of general equity principles.

Material Adverse Effect: means (i) a material adverse effect on the legality, validity or enforceability of this Loan Agreement or the transactions contemplated herein (subject to the applicable Legal Reservations), (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Borrower’s ability to perform on a timely basis its payment or other material obligations under this Agreement.

Permitted Financial Indebtedness:

(a)
any unsecured Financial Indebtedness in an aggregate amount of up to USD 50,000,000 (or an equivalent in other currencies), provided that (i) no cash interest may be payable on such Financial Indebtedness on or prior to 15 December 2025 and (ii) the amount of Financial Indebtedness being due for repayment prior to or on 15 December 2025 may not exceed an aggregate amount of USD 25,000,000 (or an equivalent in other currencies) at any time;

(b)
any Financial Indebtedness arising under vendor loans in connection with the acquisition of companies or businesses by members of the Group, provided that (i) no repayments, prepayments or interest payments in cash may be made on or prior to 15 December 2025 and (ii) the aggregate amount outstanding under such vendor loans does not exceed in aggregate USD 25,000,000 (or an equivalent in other currencies) at any time;

(c)
Financial Indebtedness arising under any cash pooling or cash management agreement between members of the Group, provided that (i) the cash pooling relates to short term liquidity needs of the relevant members of the Group and (ii) the account where the cash balances are pooled is held by the Borrower; and

(d)
any other Financial Indebtedness approved by the Lender.

Permitted Security:

(a)
any lien arising by operation of law and in the ordinary course of business and not as a result of any default or omission by any other member of the Group;

(b)
any netting or set-off arrangement entered into by any member of the Group with a bank in the ordinary course of its banking arrangements in relation to cash pooling agreements pursuant to paragraph (b) of the definition of “Permitted Financial Indebtedness”;

(c)
any security (or similar arrangements) over credit balances on bank accounts of the Group as required under the standard business terms of the relevant account bank;

(d)
any security (or similar arrangements) affecting any asset acquired by a member of the Group Borrower if such security was not created and the secured amount was not increased in contemplation of the acquisition of that asset;

(e)
any lien or security arising automatically by operation of law in favour of any taxation or any governmental authority or organisation in respect of taxes, assessments or government charges which are being contested by the relevant member of the Group in good faith by appropriate proceedings; and

(f)
any security to which the Lender has given consent.

SEPA: the Second Amended and Restated Standby Equity Purchase Agreement dated 6 September 2024, between YA II PN, Limited as investor and the Borrower as company.

Side Letter: the side letter agreement providing for an obligation to offer to the Lender future financings and future capital markets transactions of the Borrower.

Subsidiary: a subsidiary within the meaning of sections 15 - 17 Stock Corporation Act (Aktiengesetz).

Transactions Documents: the Finance Documents and the SEPA.

Utilization Date: means, as the context may require, (i) the date specified by the Borrower in the Utilization Request for disbursement of the Loan by the Lender to the Borrower and (ii) the date on which the Lender disbursed the Loan to the Borrower in accordance with Clause 2.3 (Disbursement of the Loan).

Utilization Request: the request by the Borrower to the Lender for the utilization of the Facility, in the form attached hereto as Annex 4 (Form of Utilization Request).

Annex 3 Conditions Precedent

1
Corporate documentation of the Borrower

1.1
A copy of the constitutional documents of the Borrower.

1.2
A copy of a resolution of the board (or, if applicable, a committee of the board) of directors of the Borrower:

1 . 2 . 1 approving the terms of, and the transactions contemplated by, the Finance Documents and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

1 . 2 . 2 authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

1 . 2 . 3 authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilization Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

1.3
A copy of a resolution of the board (or, if applicable, a committee of the board) of directors of the Borrower in accordance with Annex II lit. (w) of the SEPA.

1.4
A specimen of the signature of each person authorised by the resolution referred to in 1.2 above in relation to the Finance Documents and related documents.

1.5
A certificate of the Borrower (signed by a director) confirming that borrowing the Loan would not cause any borrowing or similar limit binding on the Borrower to be exceeded.

1.6
A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this paragraph 1 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Loan Agreement.

2
Finance Documents

2.1
This Loan Agreement duly executed by all parties hereto, including the General Terms and Conditions.

2.2
The duly executed Side Letter.

2.3
Evidence of appointment of a process agent of the Borrower in Germany.

3
SEPA

3.1
A copy of the SEPA duly signed by all parties thereto together with a confirmation by the

Borrower in writing that no amendments have been made to the SEPA prior to or on the

Utilization Date.

3.2
Evidence (in reasonable detail) of filing of a registration statement with the SEC in respect of no less than 48,534,860 shares in the Borrower.

4
Opinion

An English law capacity legal opinion relating to the Finance Documents by the legal advisers of the Borrower and addressed to the Lender.

5
Other documents and evidence

5.1
A copy of the latest published annual financial statements of the Borrower (audited if available), duly signed by a director of the Borrower.

5.2
Opening of an account of the Borrower with the Lender.

5.3
Evidence that all fees, costs and expenses due by the Borrower pursuant to the Finance Documents have been paid or will paid on the date specified in the Loan Agreement.

5.4
Such documentation and other evidence as is reasonably requested by the Lender in order to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated by the Finance Documents.

Annex 4

Form of Utilization Request

From: Rezolve AI Limited

To: Joh. Berenberg, Gossler, & Co. KG

Dated: [●] 2025

Dear Sirs

Rezolve AI Limited – USD 30,000,000 Loan Agreement dated 23 January 2025 (the "Loan Agreement")

1.
We refer to the Loan Agreement. This is a Utilization Request. Terms defined in the Loan Agreement have the same meaning in this Utilization Request unless given a different meaning in this Utilization Request.
2.
We wish to borrow a Loan on the following terms:

Proposed Utilization Date:	[●] January 2025
Amount:	USD 30,000,000

3.
We confirm that, on the date of this Utilization Request, each of the Conditions Precedent have been satisfied or waived in accordance with Clause 4 (Conditions for utilization) of the Loan Agreement.
4.
We confirm that the no Default has occurred as at the date of this Utilization Request or will occur as a result of a disbursement of the Loan pursuant to this Utilization Request and that the representations and warranties pursuant to Clause 10 (Representations) of the Loan Agreement are correct in all material respects.
5.
The proceeds of this Loan, minus the agreed deduction for legal costs and the Arrangement Fee, should be credited to: DE46201200000510478001 (IBAN), BEGODEHHXXX (BIC).
6.
This Utilization Request is irrevocable.

Yours faithfully

………………………………… authorised signatory/ies for Rezolve AI Limited

Annex 8

General Terms and Conditions

Attached to this agreement.

SIGNATURE PAGE

The Lender

Joh. Berenberg, Gossler & Co. KG

By: Lars Bade By: /s/ Frederik Gottlob

Title: VP Title: Director

Address for notices Neuer Jungfernstieg 20

20354 Hamburg Germany

Attn: Vanesa Gonzales Morales

Email: berenberg-agency@berenberg.de

The Borrower

Rezolve AI Limited

By:/s/ Daniel Wagner By:

Title: Chief Executive Officer Title:

Address for notices 5 New Street Square London

United Kingdom EC4A 3TW

(FAO Robert Fenner) Attn: Dan Wagner

Email: DanWagner@rezolve.com